EXHIBIT 99
                                   ----------






                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                        Quarter and Year To Date Earnings



Somerville, NJ...October 15, 2003 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced third quarter and year to date earnings.

     Net income for the three months ended September 30, 2003 was $738,000, an increase of $88,000 or 14% from third quarter of 2002, and is the second largest quarterly earnings in the Company's 13 year history. This net income represents basic and diluted earnings per share of $.20 in 2003 as compared to $.18 per share on a basic and diluted basis in 2002.

     On a year to date basis net income was $2,087,000, an increase of $310,000 or 17% from 2002. This net income represents basic earnings per share of $.57 and diluted earnings per share of $.56 compared to basic earnings per share of $.50 and diluted earnings per share of $.49 in 2002.

     Net interest income, the Company's main source of revenue, increased by $74,000 or 2% compared to the third quarter of 2002. However, net interest income was $50,000 less than the previous quarter as the net interest margin declined from 3.85% in the second quarter of 2003 to 3.69% in the third quarter. Corcoran attributed this to a number of factors including the 25 basis point rate reduction by the Federal Reserve Board in June, the record prepayments on the Company's mortgage-backed securities portfolio, as well as, the refinancing of a number of fixed rate commercial loans and mortgages.

     The Company's non interest income increased $174,000 or 46% compared to the third quarter of 2002. Most of this amount, $120,000 was the result of gains on the sale of SBA loans.

     Non interest expenses increased $206,000 or 8% from the third quarter of 2002 but was reduced by $2,000 from the previous quarter. The Company experienced some staff reductions as it realigned staffing in its branch network and outsourced its item processing operations in the back office.

     "The current economic trend of low rates and tight margins has increased our focus on controlling expenses, as well as emphasizing the importance of generating additional non interest income. Our loan portfolio also continues to grow and we are allowing loan growth to drive the growth of the Company," said Corcoran.


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     Total loans  increased  $24  million or 10% from the third  quarter of last year, while the loans to deposits ratio increased from 68% to 70% over the same period.

     Loan quality continues to be strong with loans past due over 90 days and non accrual loans totaling $891,000 or .34% of total loans.

     Somerset Valley Bank operates offices in Somerville (2), Hillsborough, Bridgewater, Manville, Aberdeen, Bernards, Edison, Warren and at the Arbor Glen Retirement Community.

     The Company has received regulatory approval to open a branch in Metuchen in Middlesex County and two branches in Flemington in Hunterdon County.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.